Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Investors: Patty Eisenhaur Watson Pharmaceuticals, Inc. (973) 355-8141

Media: Charlie Mayr Watson Pharmaceuticals, Inc. (973) 355-8483
Watson Announces Preliminary Financial Performance for FY 2010
- 2010 Net Revenue Estimated to Exceed $3.5 Billion -
- Company to Provide 2011 Outlook at January 21st Investor Day -
San Francisco, CA, January 12, 2011 — At the 29th Annual J.P. Morgan Healthcare Conference, Watson Pharmaceuticals, Inc. (NYSE: WPI) today announced that based on a preliminary review of 2010 results, it expects net revenues to increase more than 25 percent to more than $3.5 billion compared to 2009. Adjusted cash earnings per share is expected to be at or slightly above the midpoint of the company’s latest forecast of $3.37 to $3.45 per share, a greater than 12 percent increase over 2009. This is based on a preliminary review of the Company’s operating results for the fourth quarter and year-ended December 31, 2010.
“2010 was another year of exceptional performance,” said Paul Bisaro, CEO of Watson Pharmaceuticals. “We experienced continued solid growth across the business with particularly strong contributions from our generic extended-release and oral contraceptive franchises in the U.S., as well as from our Anda distribution business. Strong cash flows allowed us to repay over $450 million of short term debt during 2010, eliminating our 2011 debt obligations. We are looking forward to the planned 2011 U.S. launches of generic versions of Concerta® and Lipitor® which will support our continued revenue and earnings performance.”

Watson’s preliminary results remain subject to finalization by its management and review by its outside independent accountants. The company plans to report final results for the fourth quarter and full year 2010 on February 15, 2011.
Watson will provide an update of its business and will provide an outlook for 2011 at an Investor Day to be held in New York City on Friday, January 21, 2010 at 8:30 a.m. eastern time. The January 21st analyst meeting will be webcast live, and can be accessed by logging onto http://www.watson.com or the following link: http://www.videonewswire.com/event.asp?id=75026. A replay of the webcast will also be available on Watson’s web site.
About Watson Pharmaceuticals, Inc.
Watson Pharmaceuticals, Inc. is a leading global specialty pharmaceutical company. The Company is engaged in the development and distribution of generic pharmaceuticals and specialized branded pharmaceutical products focused on urology and women’s health. Watson has operations in many of the world’s established and growing international markets.
In the U.S., the Watson brand portfolio includes RAPAFLO®, GELNIQUE®, Oxytrol®, TRELSTAR®, Crinone® and INFeD®, and ella®. In addition, Watson markets the following brands under co-promotion agreements: AndroGel®, with Abbott Laboratories, and Femring®, with Warner Chilcott plc. The Watson brand pipeline portfolio includes a number of products, including Prochieve®, under development with Columbia Laboratories for prevention of pre-term birth in women with a short cervix, recombinant follicle stimulating hormone (rFSH) in development with Itero Biopharmaceuticals for female infertility, EsmyaTM under development with Gedeon Richter for the treatment of uterine fibroids, and two novel new contraceptives.
For press release and other company information, visit Watson Pharmaceuticals’ Web site at http://www.watson.com.

Cautionary Statement Regarding Preliminary Results and Forward-Looking Information
Statements in this press release that refer to financial results for 2010, including earnings per share, are preliminary estimates and reflect Watson’s expected financial results as of the date of this release, and are subject to change. Statements contained in this press release that refer to non-historical facts are forward-looking statements that reflect Watson’s current perspective of existing information as of the date of this release. It is important to note that Watson’s goals and expectations are not predictions of actual performance. Actual results may differ materially from Watson’s current expectations depending upon a number of factors affecting Watson’s business. These factors include, among others, the inherent uncertainty associated with financial estimates; the possibility that the financial estimates will change after further review by Watson’s management or outside independent accountants or due to discovery of additional or revised information or subsequent events; variability of revenue mix between the Company’s Brand, Generic and Distribution business units; periodic dependence on a small number of products for a material source of net revenue or income; variability of trade buying patterns; changes in generally accepted accounting principles; risks that the carrying values of assets may be negatively impacted by future events and circumstances; the impact of competitive products and pricing; the timing and success of product launches; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; successful compliance with FDA and other governmental regulations applicable to Watson, its subsidiaries, and its third party manufacturers’ facilities, products and/or businesses; changes in the laws and regulations, including Medicare and Medicaid affecting, among other things, pricing and reimbursement of pharmaceutical products; and such other risks and uncertainties detailed in Watson’s periodic public filings with the Securities and Exchange Commission, including but not limited to Watson’s annual report on Form 10-K for the year ended December 31,2009 and Watson’s quarterly report on Form 10-Q for the period ended September 30, 2010. Except as expressly required by law, Watson disclaims any intent or obligation to update these forward-looking statements.
###